EXHIBIT 99.1

[Logo of Antares Pharma]

Contact Information

Dr. Roger Harrison	CEO and President	(610) 458-6200
Lawrence M. Christian	CFO and Vice President—Finance	(610) 458-6200

ANTARES PHARMA ANNOUNCES CONVERSION OF ALL DEBT TO EQUITY

Exton, Pennsylvania—September 15, 2003—Antares Pharma, Inc. (OTCBB: ANTR) today announced the conversion of all existing debt to equity. The 8% Convertible Debentures held by Xmark Fund, L.P., Xmark Fund, Ltd. and SDS Merchant Fund, L.P. have been exchanged for shares of the Company’s Series D Convertible Preferred Stock. This stock is non-voting and is convertible into an aggregate of 2,437,490 shares of the Company’s common stock, the same number of shares into which the debentures were convertible. Concurrent with the closing of the transaction, the Xmark funds and SDS also agreed to terminate the security interest they held in the Company’s assets.

Additionally, the Company’s largest shareholder, Dr. Jacques Gonella, converted the short-term debt owed to him by the Company into 2,398,635 shares of the Company’s common stock, at a conversion price of $1.00 per share. The Company also issued to Dr. Gonella a five-year warrant to purchase an aggregate of 1,798,976 shares of common stock at a per share exercise price of $1.25.

Mr. Lawrence Christian, Chief Financial Officer of Antares Pharma, stated, “These conversions enable us to free our balance sheet of debt and demonstrate the confidence that these investors have in our drug delivery business plans.”

About Antares Pharma

Antares Pharma develops pharmaceutical delivery systems, including needle-free and mini-needle injector systems and transdermal gel technologies. These delivery systems are designed to improve both the efficiency of drug therapies and the patient’s quality of life. The Company currently distributes its needle-free injector systems in more than 20 countries. In addition, Antares Pharma conducts research and development with transdermal gel products and currently has several products in clinical evaluation with partners in the US and Europe. The Company is also conducting ongoing research to create new products that combine various elements of the Company’s technology portfolio. Antares Pharma has corporate headquarters in Exton,

Pennsylvania, with manufacturing and research facilities in Minneapolis, Minnesota, and research facilities in Basel, Switzerland.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially and which are identified from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission. Antares Pharma claims the protection of the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

For more information, visit Antares Pharma’s web site at www.antarespharma.com. Information included on the Company’s website is not incorporated herein by reference or otherwise.